Exhibit 99.1.1
CONTACTS:
Ray Tharpe
Investor Relations
561/438-4540
ray.tharpe@officedepot.com
Brian Levine
Public Relations
561/438-2895
brian.levine@officedepot.com
OFFICE DEPOT ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS
•	GAAP Diluted EPS up 41% vs. Q4 Last Year

•	Adjusted, Diluted EPS up 42% vs. Q4 Last Year

•	Twelfth Consecutive Quarter of Positive North American Retail Comps
Delray Beach, Fla., February 14, 2007 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced fourth quarter and year end results for the fiscal period ended December 30, 2006.
FOURTH QUARTER RESULTS 1
Total Company sales for the fourth quarter grew 3% to $3.8 billion compared to the fourth quarter of 2005. Excluding the 53rd week of 2005, sales increased 8% as compared to the prior year. North American Retail comparable store sales were up 1% for the quarter, the twelfth consecutive quarter of positive comp sales.
Net earnings for the quarter were $135 million compared to $106 million in the same quarter of the prior year. Diluted earnings per share were $0.48 in the fourth quarter of 2006 versus $0.34 in the same period a year ago. Excluding certain items in both periods (primarily Charges and the effect of the 53rd week in 2005), net earnings as adjusted increased to $152 million in the fourth quarter of 2006 from $117 million in 2005. Diluted earnings per share as adjusted increased 42% to $0.54 in the fourth quarter of 2006 from $0.38 in the same period last year1.
For the quarter, operating profit as a percentage of sales was 4.7% compared to 3.7% in the prior year. Operating profit margin, as adjusted for the items described above, increased 40 basis points to 5.3% from 4.9% in the prior year. This improvement resulted from a reduction in operating expense ratio which reflects leverage on higher sales and cost efficiencies realized.
In the fourth quarter, Office Depot repurchased approximately 2.4 million shares of common stock for $100 million under the repurchase programs previously approved by the Board of Directors. At the end of the quarter, approximately $200 million remained authorized for future repurchases.
Return on Invested Capital (ROIC) for the year, as adjusted, improved 300 basis points to 15.6% as compared to 12.6% in the prior year. Return on Equity (ROE), as adjusted, increased 730 basis points to 21.9% for the year compared to 14.6% for the same period of 2005.

[1]	Includes non-GAAP information. Fourth quarter and full year include impacts of previously announced programs, a legal settlement and gain on building sale (“Charges” or “Charges and Other Adjustments”). Additional information is provided in our Form 10-K filings. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

“We are pleased with the performance of our business in the fourth quarter,” said Steve Odland, Office Depot’s Chairman and CEO. “The strategic initiatives that we have implemented have led to sales growth in each of our Divisions as well as lower operating expenses and expanded total company margins. This overall growth in sales and operating margin expansion was realized despite a highly promotional holiday retail environment and reduced technology sales due to the impending release of Microsoft® Windows Vista™ at the end of January. This reflects the strength of our overall business model.”
FOURTH QUARTER DIVISION RESULTS
North American Retail Division
Fourth quarter sales in the North American Retail Division were $1.7 billion, approximately even with the same period last year. However, sales increased 7% over the prior year after consideration of the impact of the 53rd week in 2005.
Comparable store sales in the 1,036 stores in the U.S. and Canada that have been open for more than one year increased 1% in the fourth quarter, lapping a high 5% comp from the prior year. This represents the 12th consecutive quarter of positive comparable sales. Comparable sales are more influenced in the fourth quarter by consumer holiday spending versus our more traditional business customer sales and were impacted in 2006 by a heavily promotional consumer sales environment coupled with a lapping of the influence from 2005 hurricane recovery sales that helped boost sales in the fourth quarter of 2005. Also, the growth in private brand products, while more profitable, reduced comps due to their lower average selling price than branded comparisons.
The North American Retail Division had an operating profit of $122 million for the fourth quarter of 2006, up from $103 million in the same period of the prior year. Gross profit, expressed as a percent of sales, improved over last year, in part reflecting an expansion in product margins driven by category management and an increase in private brand sales from both growth in existing products and the introduction of new products across many categories. The Division also had lower payroll and related costs as a percent of sales, reflecting improvements in store operating efficiencies.
During the quarter, Office Depot continued to accelerate the pace of store expansions and remodels by opening 39 new stores (115 for the year) and remodeling 63 (176 in 2006). These activities raised operating expenses by 30 basis points compared to the fourth quarter of the prior year. Despite these cost pressures, operating profit margin improved 120 basis points to 7.1% in the quarter from 5.9% in the prior year period.
At the end of the fourth quarter, Office Depot operated a total of 1,158 stores throughout the U.S. and Canada.
Inventory per store was $935 thousand as of the end of the fourth quarter of 2006. This is lower than the prior year and normal seasonal levels due to winter storms in the Western U.S which impacted late quarter replenishment efforts, and lack of supply of computers pre-Microsoft® Windows Vista™ launch.
North American Business Solutions Division
Sales in the North American Business Solutions Division increased by 1% compared to the fourth quarter of last year. However, sales increased 10% over the prior year after consideration of the impact of the 53rd week in 2005. From a channel perspective, fourth quarter 2006 revenue reflects “like for like” sales growth of 21% in the contract channel (including the recent Allied acquisition) which more than offset expected declines in the direct selling channel from the Division’s brand consolidation which deliberately reduced some unprofitable business.

The North American Business Solutions Division operating profit was $72 million for the fourth quarter of 2006 compared to $108 million for the same period of the prior year. Operating margins declined in the fourth quarter of 2006 reflecting temporarily higher expense levels associated with the integration of the Allied acquisition, continued investment in the expansion of both the contract sales force (which accelerated late in the fourth quarter of 2005), as well as telephone account managers, and implementation costs associated with a new delivery initiative. These expenses, which significantly raised operating costs in the fourth quarter, were the primary contributors to the short term margin erosion and are expected to moderate over the next few quarters. For example, the Division will lap the accelerated levels of investment in the contract sales force as it enters 2007, and should see a reduction in the costs associated with the telephone account management program expansion as well as benefits from the fully integrated Allied acquisition as those activities were substantially complete at the end of 2006.
International Division
Sales in the International Division increased 13% in U.S. dollars compared to the fourth quarter of 2005. Local currency sales also increased 13% over the prior year after consideration of the impact of the 53rd week in 2005. Importantly, all channels contributed positive growth and the Division has realized its fourth straight quarter of sales growth in local currencies.
Division operating profit was $77 million in the fourth quarter of 2006 compared to $57 million in the prior year’s fourth quarter. Operating profit margin expanded by 120 basis points to 7.6% in the fourth quarter of 2006 from 6.4% in the same period of 2005, as modest gross margin pressures experienced from a shift in sales mix were more than offset by continued improvements in operating expenses and leverage achieved from higher sales. As expected, acquisitions completed during the year did not dilute Division operating income.
Other Matters
During the fourth quarter of 2006, Office Depot completed the sale and short-term leaseback of its existing corporate headquarters in anticipation of the late 2008 completion of its new headquarters. That sale resulted in a net pre-tax gain of $15.7 million (net of debt retirement charge). Additionally, the company recorded a $16.5 million charge associated with the pending settlement of a legal matter. Both of these items have been included as part of the adjustments to the fourth quarter results.
FULL YEAR RESULTS
For the year, sales were $15 billion, an increase of 5% from the prior year. Excluding the 53rd week of 2005, sales for the year increased 6% as compared to 2005. Comparable sales for the year in the North American Retail Division increased by 2%.
Net earnings for 2006 were $516 million compared to $274 million in 2005. Diluted earnings per share were $1.79 in 2006 versus $0.87 last year. Excluding certain items in both years (primarily Charges and the effect of the 53rd week in 2005), net earnings as adjusted increased to $558 million in 2006 from $444 million in 2005. Diluted earnings per share as adjusted increased 38% to $1.94 for the year from $1.41 in 2005.
For the year, operating profit as a percentage of sales was 4.9% compared to an operating profit of 2.4% in the prior year. Operating profit margin, as adjusted, increased 90 basis points to 5.3% from 4.4%. This improvement resulted from a 20 basis point expansion in gross profit margin and a 70 basis point reduction in our operating expense ratio which reflects leverage on higher sales and cost efficiencies.
Non-GAAP Reconciliation
A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be accessed on our corporate website, www.officedepot.com, under the category Company Info.

Conference Call Information
Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.
About Office Depot
Office Depot provides more office products and services to more customers in more countries than any other company.
Incorporated in 1986 and headquartered in Delray Beach, Fla., Office Depot has annual sales of over $15 billion, and employs approximately 52,000 associates around the world. Currently, the Company sells to customers directly or through affiliates in 42 countries.
Office Depot is a leader in every distribution channel — from retail stores and contract delivery to catalogs and e-commerce. As of December 30, 2006, Office Depot had 1,158 retail stores in North America and another 348 stores, either company-owned, licensed or franchised, in other parts of the world. Office Depot serves a wide range of customers through a dedicated sales force, telephone account managers, direct mail offerings, and multiple web sites. With $4.3 billion in online sales during the last twelve months, the Company is also one of the world’s largest e-commerce retailers.
Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on February 14, 2007 and its 10-Q and 8-K filings made from time to time. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	December 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$173,552	$703,197
Short-term investments	—	200
Receivables, net	1,480,316	1,232,107
Inventories, net	1,559,981	1,360,274
Deferred income taxes	124,345	136,998
Prepaid expenses and other current assets	116,931	97,286

Total current assets	3,455,125	3,530,062
Property and equipment, net	1,424,967	1,311,737
Goodwill	1,198,886	881,182
Other assets	491,124	375,544

Total assets	$6,570,102	$6,098,525

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,561,784	$1,324,198
Accrued expenses and other current liabilities	1,224,565	979,796
Income taxes payable	135,448	117,487
Short-term borrowings and current maturities of long-term debt	48,130	47,270

Total current liabilities	2,969,927	2,468,751
Deferred income taxes and other long-term liabilities	403,289	321,455
Long-term debt, net of current maturities	570,752	569,098
Minority interest	16,023	—
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued and outstanding shares — 426,177,619 in 2006 and 419,812,671 in 2005	4,262	4,198
Additional paid-in capital	1,700,976	1,517,373
Accumulated other comprehensive income	295,253	140,745
Retained earnings	3,383,202	2,867,067
Treasury stock, at cost — 149,778,235 shares in 2006 and 122,787,210 shares in 2005	(2,773,582)	(1,790,162)

Total stockholders’ equity	2,610,111	2,739,221

Total liabilities and stockholders’ equity	$6,570,102	$6,098,525

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005
Sales	$3,843,030	$3,719,101	$15,010,781	$14,278,944
Cost of goods sold and occupancy costs	2,642,377	2,561,579	10,343,141	9,886,921

Gross profit	1,200,653	1,157,522	4,667,640	4,392,023

Store and warehouse operating and selling expenses	862,296	834,537	3,296,443	3,243,935
Asset impairments	7,450	11,581	7,450	133,483
General and administrative expenses	173,582	174,097	651,696	666,563
Gain on sale of building	(21,432)	—	(21,432)	—

Operating profit	178,757	137,307	733,483	348,042

Other income (expense):
Interest income	382	4,672	9,828	22,204
Interest expense	(7,693)	(242)	(40,830)	(32,380)
Loss on extinguishment of debt	(5,715)	—	(5,715)	—
Miscellaneous income, net	10,119	5,718	30,565	23,649

Earnings before income taxes	175,850	147,455	727,331	361,515

Income taxes	40,810	41,189	211,196	87,723

Net earnings	$135,040	$106,266	$516,135	$273,792

Earnings per common share:
Basic	$0.49	$0.35	$1.83	$0.88
Diluted	0.48	0.34	1.79	0.87

Weighted average number of common shares outstanding:
Basic	274,895	302,009	281,618	310,020
Diluted	280,351	308,046	287,722	315,242

OFFICE DEPOT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except per share amounts)
(Unaudited)

	52 Weeks	53 Weeks
	Ended	Ended
	December 30,	December 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$516,135	$273,792
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	279,005	268,098
Charges for losses on inventories and receivables	85,610	92,136
Net earnings from equity method investments	(27,125)	(23,394)
Compensation expense for share-based payments	39,889	49,328
Deferred income tax provision	(8,215)	(109,946)
Gain on disposition of assets	(23,948)	(7,947)
Facility closure costs and impairment charges	—	47,166
Asset impairments	7,450	133,483
Other operating activities	(1,704)	10,563
Changes in assets and liabilities:
(Increase) decrease in receivables	(128,558)	4,397
Increase in inventories	(176,251)	(49,096)
Net (increase) decrease in prepaid expenses and other assets	(23,212)	24,605
Net increase (decrease) in accounts payable, accrued expenses and deferred credits	287,999	(77,315)

Total adjustments	310,940	362,078

Net cash provided by operating activities	827,075	635,870

Cash flows from investing activities:
Purchases of short-term investments	(961,450)	(2,037,015)
Sales of short-term investments	961,650	2,196,962
Acquisitions, net of cash acquired	(248,319)	—
Capital expenditures	(343,415)	(260,773)
Proceeds from disposition of assets and deposits received	105,036	48,629
Other	1,345	—

Net cash used in investing activities	(485,153)	(52,197)

Cash flows from financing activities:
Net proceeds from exercise of stock options and sale of stock under employee stock purchase plans	101,034	175,898
Tax benefit from employee share-based exercises	43,355	23,024
Acquisition of treasury stock under approved repurchase plans	(970,640)	(815,236)
Treasury stock additions from employee related plans	(12,796)	—
Proceeds from issuance of borrowings	8,494	24,490
Payments on long- and short-term borrowings	(58,545)	(38,901)

Net cash used in financing activities	(889,098)	(630,725)

Effect of exchange rate changes on cash and cash equivalents	17,531	(43,478)

Net decrease in cash and cash equivalents	(529,645)	(90,530)
Cash and cash equivalents at beginning of period	703,197	793,727

Cash and cash equivalents at end of period	$173,552	$703,197

OFFICE DEPOT, INC.
Comparative Trailing Four Quarters Data and
GAAP to Non-GAAP Reconciliations
(Unaudited)

Total Company	Trailing 4 Quarters
(Dollars in millions)	December 30,	December 31,
	2006	2005	Change
Sales	$15,010.8	$14,278.9	5%

EBIT[1]	$758.3	$371.7	104%
% of sales	5.1%	2.6%	250 bps
EBIT — as adjusted[1]	$822.4	$653.8	26%
% of sales	5.5%	4.6%	90 bps

Net earnings	$516.1	$273.8	88%
Net earnings — as adjusted[1]	$558.3	$443.8	26%

Diluted Earnings Per Share	$1.79	$0.87	106%
Diluted Earnings Per Share — as adjusted[1]	$1.94	$1.41	38%

EBITDA — as adjusted[1]	$1,101.4	$921.9	19%
% of sales	7.3%	6.5%	80 bps

Return on Equity (ROE) — as adjusted[1]	21.9%	14.6%	730 bps

Return on Invested Capital (ROIC) — as adjusted [1]	15.6%	12.6%	300 bps

Average shares	287.7	315.2	-9%

[1]	EBIT and EBITDA are non-GAAP financial measures; EBIT — as adjusted and EBITDA — as adjusted exclude the Charges, as well as a gain on building sale and legal settlement. (bps = basis points)
The Company is committed to measuring and reporting results in conformity with accounting principles generally accepted in the United States of America (“GAAP”). However, management also recognizes that some financial measures other than those prepared in accordance with GAAP (“non-GAAP”) can provide meaningful and useful information about performance and allow for an informed assessment of possible future performance. Certain non-GAAP performance measures (e.g. EBIT and ROIC) are used to determine variable pay awards throughout our Company.
Non-GAAP measures in these tables exclude certain charges (“Charges”) that are important and required under GAAP but that may not clearly convey the on-going results of operating the business, including Division performance, during the period. Initially, management reviewed financial results both with and without Charges. During the third quarter of 2006, we concluded that the Divisional information provided to our chief operating decision maker excluded Charges. Accordingly, our external measure of Division operating profit is consistent with this internal view. These measures also exclude a gain on sale of a building and a legal settlement, both recognized in the fourth quarter of 2006.

OFFICE DEPOT, INC.
GAAP to Non-GAAP Reconciliations
The non-GAAP numbers presented along with the most closely related GAAP numbers, and the reconciliations are provided in the following tables. ($ in millions)

			Charges
			and Other
Q4 2006	GAAP	% of Sales	Adjustments	Non-GAAP	% of Sales

Gross Profit	$1,200.7	31.2%	$0.1	$1,200.8	31.2%
Operating Expenses	$1,021.9	26.6%	$(25.9)	$996.0	25.9%
Operating Profit	$178.8	4.7%	$26.0	$204.8	5.3%
Net Earnings	$135.0	3.5%	$16.7	$151.7	3.9%

Diluted Earnings Per Share	$0.48		$0.06	$0.54

			Charges
			and Other
Q4 2005	GAAP	% of Sales	Adjustments	Non-GAAP	% of Sales

Gross Profit	$1,157.5	31.1%	$1.9	$1,159.4	31.2%
Operating Expenses	$1,020.2	27.4%	$(43.4)	$976.8	26.3%
Operating Profit	$137.3	3.7%	$45.3	$182.6	4.9%
Net Earnings[1]	$106.3	2.9%	$10.8	$117.1	3.1%

Diluted Earnings Per Share	$0.34		$0.04	$0.38

			Charges
			and Other
YTD 2006	GAAP	% of Sales	Adjustments	Non-GAAP	% of Sales

Gross Profit	$4,667.6	31.1%	$0.9	$4,668.5	31.1%
Operating Expenses	$3,934.1	26.2%	$(57.4)	$3,876.7	25.8%
Operating Profit	$733.5	4.9%	$58.3	$791.8	5.3%
Net Earnings	$516.1	3.4%	$42.2	$558.3	3.7%

Diluted Earnings Per Share	$1.79		$0.15	$1.94

			Charges
			and Other
YTD 2005	GAAP	% of Sales	Adjustments	Non-GAAP	% of Sales

Gross Profit	$4,392.0	30.8%	$19.7	$4,411.7	30.9%
Operating Expenses	$4,044.0	28.3%	$(262.4)	$3,781.6	26.5%
Operating Profit	$348.0	2.4%	$282.1	$630.1	4.4%
Net Earnings[1]	$273.8	1.9%	$170.0	$443.8	3.1%

Diluted Earnings Per Share	$0.87		$0.54	$1.41

[1]	Includes a $15.5 million adjustment to remove the impact of the 53rd week in 2005.

Office Depot, Inc.
DIVISION INFORMATION
(Unaudited)
North American Retail Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2006	2005	2006	2005

Sales	$1,723.2	$1,725.0	$6,789.4	$6,510.2
% change	0%	15%	4%	10%

Division operating profit	$122.4	$102.6	$473.9	$393.6
% of sales	7.1%	5.9%	7.0%	6.0%
North American Business Solutions Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2006	2005	2006	2005

Sales	$1,110.5	$1,103.0	$4,576.8	$4,300.8
% change	1%	11%	6%	6%

Division operating profit	$72.3	$107.7	$367.7	$350.8
% of sales	6.5%	9.8%	8.0%	8.2%
International Division

	Fourth Quarter		Year-to-Date
(Dollars in millions)	2006	2005	2006	2005

Sales	$1,009.4	$891.9	$3,644.6	$3,470.9
% change	13%	(8)%	5%	(3)%

Division operating profit	$76.8	$57.1	$249.2	$207.5
% of sales	7.6%	6.4%	6.8%	6.0%
Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

Office Depot, Inc.
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

Other Selected Financial Information
(In thousands, except operational data)	52 Weeks Ended	53 Weeks Ended
	December 30, 2006	December 31, 2005

Cumulative share repurchases under approved repurchase plans ($):	$970,640	$815,236

Cumulative share repurchases under approved repurchase plans (shares):	26,417	29,842

Shares outstanding, end of quarter	276,399	297,025

Amount authorized for future share repurchases, end of quarter ($):	$199,747
Selected Operating Highlights

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Store Statistics

United States and Canada:
Store count:
Stores opened	39	41	115	100
Stores closed	2	3	4	22
Stores relocated	2	1	7	6
Total U.S. and Canada stores	1,158	1,047	1,158	1,047

North American Retail Division square footage:	28,520,269	26,261,318
Average square footage per NAR store	24,629	25,082
Average sales per square foot	$246	$248	$252	$251
Inventory per store (end of period)	$935	$969
International Division company-owned:
Store count:
Stores opened	5	2	13	6
Stores closed	—	8	—	14
Stores acquired	—	—	42	—
Total International company-owned stores	125	70	125	70